                                                                    Exhibit 3.11

                              ARTICLES OF AMENDMENT

                        HOME PROPERTIES OF NEW YORK, INC.

Home Properties of New York, Inc., a Maryland  corporation,  hereby certifies to the State Department of Assessments and Taxation of Maryland that:

1.   The charter of the corporation is hereby amended as follows: The name of the corporation is Home Properties, Inc.

2.   This amendment of the charter of the corporation has been approved by the affirmative vote of the entire board of directors.

We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.

        /s/Ann M. McCormick                     /s/Nelson B. Leenhouts
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Secretary                                President